EXHIBIT 99.1

Community Partners Bancorp Reports First Quarter 2011 Results

  Net Income to Common Shareholders increases 59.2% Year-Over-Year
  Net Interest Income rises 8.5% Year-Over-Year
  Net Interest Margin continues to improve, reaching 4.33%
  Strong Quarterly Loan and Deposit Growth

MIDDLETOWN, N.J., April 25, 2011 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter ended March 31, 2011.

For the quarter ended March 31, 2011, the Company reported net income available to common shareholders of $780,000, or $0.10 per diluted share, compared to $490,000, or $0.07 per diluted share, for the same period in 2010, an increase of $290,000, or 59.2%. On a linked quarter basis, our first quarter 2011 net income available to common shareholders decreased $124,000, or 13.7%, from fourth quarter 2010 results. All share and per share data for all referenced reporting periods have been adjusted for the 5% stock dividend paid on October 22, 2010 to shareholders of record as of September 24, 2010.

Total assets as of March 31, 2011 were $652.7 million, compared with $636.8 million at December 31, 2010. Total loans at March 31, 2011 were $522.0 million, compared with $513.0 million at December 31, 2010, while total deposits at March 31, 2011 were $536.7 million, compared with $524.5 million at December 31, 2010.

William D. Moss, President and Chief Executive Officer stated, "We continue to see a challenging economy ahead with slow growth, a weak housing market, continued high unemployment and the reality of inflation in our everyday purchases, such as groceries and gasoline. Nevertheless, we are pleased with the continued growth in earnings for the quarter and are equally pleased with the strong growth in both loans and deposits. The loan portfolio grew by $9.0 million, or 1.8%, during the quarter, while core checking deposits increased by 4.9%. Our success in achieving these results is representative of our commitment in developing relationship business. We continue to remain on track with the liquidation of our OREO properties and are encouraged by the level of interest received from potential buyers. Two River, in true community bank fashion, remains focused on customer service and building relationships one customer at a time, and our performance reflects the success of our model."

The Company maintained capital ratios in the first quarter of 2011 that are in excess of regulatory standards for well-capitalized institutions. At March 31, 2011, Community Partners Bancorp's Tier 1 capital to average assets ratio was 9.94%, Tier 1 capital to risk-weighted assets ratio was 11.18% and total capital to risk-weighted assets ratio was 12.36%. These ratios are either equal to or slightly in excess of the Company's capital ratios at December 31, 2010.

Results for the quarter ended March 31, 2011 include:

  a loan loss provision of $525,000, which was $225,000 less than the fourth quarter of 2010 provision. During the first quarter of 2011, $235,000 of net charge-offs were taken against the allowance for loan losses in connection with one credit which had been previously reserved for;
  the Company's OREO balance reducing by $412,000 due to the sale of one property; and
  OREO and impaired net loan expense decreasing by $65,000 from the fourth quarter of 2010 but increasing by $12,000 from the same period last year.

Net Interest Income and Net Interest Margin Expansion

Net interest income for the quarter ended March 31, 2011 totaled $6.3 million, an increase of $494,000, or 8.5%, over the same period in 2010. This increase was due to an improvement in the mix of average interest-earning assets coupled with lower deposit rates and a higher level of core checking deposits. A portion of the Company's excess liquidity was deployed to fund loans, which increased an average of $4.9 million during the first quarter 2011 when compared to the same period last year. As such, our yield on interest-earning assets improved by 5 basis points. Additionally, our cost of interest-bearing liabilities declined by 38 basis points due to a combination of lower deposit costs and increased balances in core checking deposits, which rose an average of $14.5 million, or 12.1%, during the first quarter of 2011 compared to the same period in 2010. On a linked quarter basis, net interest income decreased by $132,000, or 2.0%, from the $6.5 million earned in the fourth quarter of 2010, due primarily to two less days in the first quarter compared to last quarter.

The Company reported a net interest margin of 4.33% for the quarter ended March 31, 2011, representing an increase of 6 basis points when compared to the 4.27% net interest margin for the quarter ended December 31, 2010, and a 38 basis point increase when compared to the 3.95% net interest margin reported for the comparable three months ended in 2010, primarily resulting from lower deposit rates and, to a lesser degree, an improvement in our earning asset mix.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2011 totaled $441,000, a decrease of $39,000, or 8.1%, compared to the same period in 2010. On a linked quarter basis, non-interest income decreased by $74,000, or 14.4% from the fourth quarter of 2010. The decrease in both periods was primarily due to lower fees generated by our residential mortgage department.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2011 totaled $4.8 million, an increase of $153,000, or 3.3%, compared to the same period in 2010. On a linked quarter basis, non-interest expense increased $101,000, or 2.2%, from the $4.7 million reported for the fourth quarter of 2010. These increases were due primarily to higher salary and benefit costs resulting in part to the expansion of our lending division, annual salary increases and rising medical health care costs.

Balance Sheet Activity

As previously noted, total assets as of March 31, 2011 were $652.7 million, an increase of 2.5% compared to $636.8 million as of December 31, 2010. Total loans as of March 31, 2011 were $522.0 million, an increase of 1.8% compared to $513.0 million reported at December 31, 2010 due primarily to an increase in commercial real estate loans. Total deposits as of March 31, 2011 were $536.7 million, an increase of 2.3% compared with $524.5 million as of December 31, 2010. Core checking deposits at March 31, 2011 increased 4.9% when compared to year-end 2010 resulting primarily from increased business and consumer activity, while savings accounts, inclusive of money market deposits, increased 0.4%. Additionally, time deposits increased 4.4% over this same period.

Asset Quality

The Company's non-performing assets increased to $13.9 million at March 31, 2011 as compared with $13.7 million at December 31, 2010. Non-accrual loans were $6.2 million at March 31, 2011 compared to $5.6 million at December 31, 2010 due to the addition of one commercial term loan. OREO properties were at $7.7 million as of March 31, 2011, down from the $8.1 million at December 31, 2010. The Company's non-performing assets at March 31, 2011, as a percentage of total assets was 2.13%, down from the 2.16% reported at December 31, 2010. Troubled Debt Restructured loans totaled $4.9 million at March 31, 2011, a decrease from the $5.4 million reported at December 31, 2010.

As of March 31, 2011, the Company's allowance for loan losses was $6.5 million, compared to $6.2 million as of December 31, 2010. Loss allowance as a percentage of total loans at March 31, 2011 was 1.25%, compared to 1.22% at December 31, 2010. During the quarter ended March 31, 2011, $235,000 of net charge-offs were taken in connection with one credit, which was classified as troubled debt restructuring and had been reserved for previously.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should", "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury's preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
Selected Period End Balances:	March 31, 2011	December 31, 2010	March 31, 2010

Total Assets	$ 652,676	$ 636,843	$ 668,165
Fed Funds Sold	7,000	7,000	7,000
Investment Securities and Restricted Stock	48,704	47,328	45,958
Total Loans	521,986	512,994	507,958
Allowance for Loan Losses	(6,541)	(6,246)	(6,884)
Goodwill and Other Intangible Assets	18,683	18,741	18,913
Total Deposits	536,668	524,471	564,630
Repurchase Agreements	17,475	14,857	15,349
Long-term Debt	13,500	13,500	7,500
Shareholders' Equity	81,140	80,188	77,462

Asset Quality Data:	March 31, 2011	December 31, 2010	March 31, 2010
Nonaccrual loans	6,218	5,649	12,653
Loans past due over 90 days and still accruing	--	--	--
OREO property	7,686	8,098	706
Total Non-Performing Assets	13,904	13,747	13,359

Troubled Debt Restructured Loans	4,895	5,435	5,035

Non-Performing Loans to Total Loans	1.19%	1.10%	2.49%
Allowance as a % of Loans	1.25%	1.22%	1.36%
Non-Performing Assets to Total Assets	2.13%	2.16%	2.00%

	March 31, 2011			December 31, 2010
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Community Partners Bancorp	9.94%	11.18%	12.36%	9.75%	11.19%	12.33%
Two River Community Bank	9.93%	11.17%	12.35%	9.73%	11.16%	12.31%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended
Selected Consolidated Earnings Data:	March 31, 2011	December 31, 2010	March 31, 2010

Total Interest Income	$ 7,645	$ 7,846	$ 7,658
Total Interest Expense	1,312	1,381	1,819
Net Interest Income	6,333	6,465	5,839
Provision for Loan Losses	525	750	700
Net Interest Income after Provision for Loan Losses	5,808	5,715	5,139

Other Non-Interest Income	441	515	480
Total Non-Interest Income	441	515	480

FDIC Insurance Expense	227	211	264
Other Non-Interest Expenses	4,564	4,479	4,374
Total Non-Interest Expenses	4,791	4,690	4,638

Income before Income Taxes	1,458	1,540	981
Income Tax Expense	535	491	348
Net Income	923	1,049	633

Preferred Stock Dividend & Discount Accretion	143	145	143

Net Income available to common shareholders	$ 780	$ 904	$ 490

Per Common Share Data:
Basic Earnings	$ 0.10	$ 0.12	$ 0.07
Diluted Earnings	$ 0.10	$ 0.12	$ 0.07
Book Value	$ 9.49	$ 9.39	$ 9.13
Tangible Book Value	$ 7.05	$ 6.93	$ 6.63
Average Common Shares Outstanding (in thousands):
Basic	7,625	7,597	7,542
Diluted	7,801	7,791	7,554

Other Selected Ratios:
Return on Average Assets	0.57%	0.65%	0.39%
Return on Average Tangible Assets (1)	0.59%	0.67%	0.40%
Return on Average Equity	4.57%	5.24%	3.28%
Return on Average Tangible Equity (1)	5.95%	6.85%	4.34%
Net Interest Margin	4.33%	4.27%	3.95%

(1) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com